TRANSITION SERVICES AGREEMENT

THIS AGREEMENT is made between Iconix Brand Group, Inc., a Delaware corporation ("Iconix" or the "Company") and David Conn ("Conn"), an individual, (together, the "Parties") and is effective as of August 13, 2008.

WHEREAS, Conn has served as the Executive Vice President pursuant to an employment agreement dated April 17, 2004, as amended on December 29, 2005 (the "Employment Agreement"); and

WHEREAS, the Employment Agreement expired on May 18, 2008; and

WHEREAS, Conn continued to be employed full-time by the Company as its Executive Vice President until the date hereof; and

WHEREAS, as of the date hereof, Conn and the Company have mutually agreed to enter into this Agreement in lieu of a new full-time employment agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Part-Time Services: Term. Conn agrees that he will continue to work for the Company on a part-time non-exclusive basis as an employee of the Company through February 28, 2009 (the "Term"). It is understood and agreed, however, that immediately prior to the date of this Agreement, Conn shall have ceased serving as Executive Vice President, or in any capacity as an executive officer of the Company, and shall, as a result here have the status of part-time employee providing support and advice to the Company with respect to the transition of certain matters.

2. Compensation. (a) The Company will compensate Conn at the current rate of his salary ($300,000 per annum) through August 31, 2008, and shall continue to accrue vacation at the current rate of four (4) weeks per year through August 31, 2008. Thereafter, the Company shall compensate Conn as a part-time employee at a rate of $2,000 a week through the end of the Term (i.e., September 1, 2008 through February 28, 2009). Conn shall continue to be eligible for medical and dental insurance and such other standard benefits available to other employees of the Company throughout the Term.

(b) Promptly following August 31, 2008, the Company shall pay to Conn his accrued vacation through August 31, 2008.

(c) On the last day of the Term, the Company shall cause to accelerate and vest 100% the following shares of restricted stock: 5,963 shares of restricted stock, which prior to the acceleration would have vested 50% on April 11, 2009 and 50% on April 11, 2010, all as set forth on Schedule A hereto (the "Shares"). It is understood that if Conn terminates this Agreement after January 1, 2009, the Shares will nonetheless vest on

February 28, 2009, unless Iconix terminates this Agreement prior to the end of the Term for material breach by Conn of the provisions of Section 4 hereof.

(d) The Parties acknowledge that Conn has certain options to purchase the common stock of the Company, which options are set forth in Schedule A hereto, which options shall, pursuant to the applicable stock option agreements, cease to be exercisable 90 days following the termination or expiration of this Agreement.

3. Indemnification. The Company hereby agrees that the indemnification provisions of the Company's By Laws and under Delaware law remain in full force and effect with respect to Conn's service as an officer of the Company prior to the date hereof.

4. Release of Claims: Non-Disparagement. The Parties hereby acknowledge to the other that as of the date herein neither has any claims or disputes of any nature against the other and hereby release the other from any and all such claims, direct or indirect, known or unknown, and from any liabilities or obligations with respect thereto, which exist as of the date hereof. In addition, the Parties mutually agree that at no time during or after the Term shall either Party hereto, directly or indirectly, disparage the commercial, business, professional or financial, as the case may be, reputation of the other party and that they will mutually agree as to the language for any public announcement, statements, disclosure or press releases relating to the relationship between Conn and the Company.

5. Miscellaneous. (a) This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Delaware. The Parties agree that in the event of any dispute hereunder they will submit themselves to the exclusive jurisdiction of the courts sitting within the City of New York. It shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. This Transition Services Agreement represents the entire agreement between the Parties hereto, and there are no other agreements, contracts or understandings between the Parties hereto with respect to the subject matter of this Transition Services Agreement, except as specifically referred to herein.

ICONIX BRAND GOUP, INC.

By: Neil Cole
Its: Chief Executive Officer

DAVID CONN

An Individual

SCHEDULE I

Options outstanding

No. of options	Vested	Ex Price	Date of Grant
50,000	yes	4.82	5/24/2005
100,000	yes	10.19	12/29/2005
25,000	yes	10.00	12/28/2005
50,000	yes	6.40	6/14/2005
225,000			

Restricted stock outstanding

No. of restr stock	Vested	Ex price	Date of Grant
4,967	yes	n/a	4/30/2007
5,963	1st half 4/09; 2nd half 4/10	n/a	4/11/2008
10,930			